FORM OF OFFER TO PURCHASE, DATED AUGUST 21, 2002

                                                               EXHIBIT (a)(1)-A
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                        THE VERMONT TEDDY BEAR CO., INC.

                               6655 Shelburne Road
                                  P.O. Box 965
                            Shelburne, Vermont 05482


                           OFFER TO PURCHASE FOR CASH


                          Up to 3,000,000 Shares of its
                     Common Stock, Par Value $.05 Per Share

                     At a Purchase Price of $3.50 Per Share

                                 August 21, 2002


                           --------------------------


                   THE OFFER TO PURCHASE, PRORATION PERIOD AND
            WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN TIME, ON
         SEPTEMBER 27, 2002, UNLESS THE OFFER TO PURCHASE IS EXTENDED.

                     The information agent for the offer is:

                              D.F. King & Co., Inc.
                                 77 Water Street
                               New York, NY 10005
                        (212) 269-5550 (call collect) or
                           (800) 431-9642 (toll free)


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                                      -1-

                                OFFER TO PURCHASE

         The Vermont Teddy Bear Co., Inc. (the "Company") is inviting its shareholders to sell up to 3,000,000 shares of its common stock back to the Company at a price of $3.50 (the "offer"). For a summary of the terms of this offer in question and answer format, please see the "SUMMARY" section beginning on page 3.

                              IMPORTANT PROCEDURES

            If you want to tender all or part of your shares, you must do one of the following before our offer expires:

                  o Shares Held by Broker or Nominee. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you, or

                  o Shares Held by You. If you hold certificates in your own name, complete and sign the "Letter of Transmittal" according to its instructions and deliver the Letter of Transmittal and the certificates for your shares to Continental Stock Transfer & Trust Company (together with any other documents that may be required by the Letter of Transmittal).

         PLEASE SEE "SECTION 2. PROCEDURE FOR TENDERING SHARES"
         FOR SPECIFIC INSTRUCTIONS REGARDING THE PROPER MANNER
         IN WHICH TO TENDER YOUR SHARES.

         If you want to tender your shares but:

                  o your certificates for the shares are not immediately available or cannot be delivered to the depositary, or

                  o your other required documents cannot be delivered to the depositary before the expiration of our offer, you can still tender your shares if you comply with the guaranteed delivery procedure described in
                           Section 3.

         TO TENDER YOUR SHARES YOU MUST CAREFULLY FOLLOW THE PROCEDURES DESCRIBED IN SECTION 2 AND THE LETTER OF TRANSMITTAL.

         If you have any questions or need assistance, you should contact D.F. King & Co., Inc., the information agent for our offer. You may request additional copies of this document, the Letter of Transmittal or the notice of guaranteed delivery from the information agent. D.F. King & Co., Inc., may be reached at:

                              D.F. King & Co., Inc.
                                 77 Water Street
                               New York, NY 10005
                        (212) 269-5550 (call collect) or
                           (800) 431-9642 (toll free)

                                     SUMMARY

         Set forth below is a summary of the terms of this offer in question and answer format. The summary does not describe all of the details of the offer. We have included in the summary references to the sections of this document where you will find a more complete discussion of each of the topics mentioned in the summary.

Who is offering to buy my securities?

         The Vermont Teddy Bear Co., Inc. See "Section 9. Information Concerning The Vermont Teddy Bear Co., Inc." for more detailed information.

What is the class and amount of securities sought in the offer?

         We are offering to purchase 3,000,000 shares of our common stock, par value $0.05, or any lesser number of shares that shareholders properly tender in the offer. See "Section 1. Number of Shares; Proration" for a more detailed discussion of the offer. We are also permitting the holders of our Series C Convertible Preferred Stock to tender the common stock underlying their preferred shares on an "as converted" basis, and we are permitting the holders of stock options issued under our Incentive Stock Option Plan to tender the stock underlying their options on an "as exercised" basis. See discussion under heading "Participation in Offer by Preferred Stockholders and Holders of Stock Options" in Section 10.

How much is the Company offering to pay for my securities and what is the form of payment?

         We are offering to purchase the shares for a cash purchase price of $3.50 per share.

         Shareholders whose shares are purchased in the offer will receive the cash purchase price as soon as practicable after the expiration date. No interest will be payable on the purchase price. See "Section 1. Number of Shares; Proration" for a more detailed discussion of the purchase price.

Does the Company have the financial resources to make payment?

         Yes. We have cash on hand and a commitment from Banknorth, N.A. to loan us money sufficient to fund the purchase of the shares. See "Section 8. Source and Amount of Funds" for a more detailed discussion of the source and amount of funds for the transaction.


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

How long do I have to tender in the offer?

         You have until 5:00 P.M. Eastern Time on September 27, 2002. See "Section 1. Number of Shares; Proration" and "Section 2. Procedure for Tendering Shares" for a more detailed discussion of the expiration of the offer.

Can the offer be extended, amended or terminated, and under what circumstances?

         We can extend or amend the offer in our discretion. If we extend the offer, we may delay the acceptance of any shares that have been tendered. See "Section 14. Extension of Tender Period; Termination; Amendments" for a more detailed discussion of extension and amendment of the offer.

         We can terminate the offer under certain circumstances, which include the threat or institution of legal proceedings or action by a governmental agency challenging the acquisition of shares pursuant to this tender offer, the threat or passage of any law or regulation which adversely impacts the consummation of the offer, or the occurrence of any event that has resulted or may in our reasonable judgment result in an actual or threatened change in our business. See "Section 5. Conditions of the Offer" for a more detailed description of these and other circumstances under which we can terminate the offer.

How will I be notified if the offer is extended?

         We will announce any extension either through a press release or other public announcement or a subsequent mailing to the shareholders.

         We may also communicate the extension of the offer through other means. See "Section 14. Extension of Tender Period; Termination; Amendments" for a more detailed discussion of the notification procedure.

Are there any conditions to the offer?

         The offer is not subject to a condition that any minimum number of shares are tendered.

         However, we will not be obligated to purchase any shares if, in our good faith reasonable judgment:


          o our purchase of shares in the offer would result in our Common Stock being held of record by fewer than 300 persons; would result in our Common Stock no longer being quoted on the Nasdaq Small Cap Market; or would otherwise constitute a "going private transaction" for purposes of Rule 13e-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934; or

          o a legal action is pending or has been threatened that might adversely affect the offer; or

          o we experience a material adverse change in our business conditions (financial or otherwise) during the pendency of the offer; or

          o a third party announces or makes a tender or exchange offer, merger, business combination or other similar transaction involving us; or

          o we are unable to close the financing transaction with Banknorth, N.A. to fund the transaction (see "Section 8. Source and Amount of Funds" for further discussion of the financing arrangements with Banknorth, N.A.); or

          o certain other conditions exist, including the threat or institution of legal proceedings or action by a governmental agency which challenges the acquisition of shares pursuant to this offer, the threat or passage of any law or regulation which adversely impacts the consummation of the offer, or the occurrence of any event that has resulted or may in our reasonable judgment result in an actual or threatened change in our business. See "Section 5. Conditions of the Offer" for a more detailed discussion of the conditions of this offer.

How do I tender my shares?

         Shares Held In Your Own Name. If the share certificates are registered in your own name, you should send - on or prior to the expiration date -- the following documents to Continental Stock Transfer & Trust Company, the depositary for this offer, at the address specified on page 1 of the "Letter of Transmittal" enclosed with this offer:

               1.       The stock certificate(s) for the shares being tendered;
               2.       A completed and signed Letter of Transmittal; and
               3. A completed and signed "Substitute W-9" (part of the Letter of Transmittal) (or IRS Form W-8BEN or IRS
                        Form W-8ECI in the case of foreign shareholders).

A pre-addressed envelope is enclosed for your convenience. Your signature on the Letter of Transmittal may need to be guaranteed by an eligible guarantor institution if you completed either of the boxes entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal (in which case payment and delivery will not be made to the registered holder) or your signature on the Letter of Transmittal is not exactly as the name of the registered holder(s) appears on the certificate(s) for the shares being tendered. For further information regarding signature guarantees, please see the instructions under the "Guarantee Of Signatures" paragraph contained in the Letter of Transmittal.

         See "Section 2. Procedure for Tendering Shares" for a more detailed discussion of the procedure for tendering shares.

         Shares Held by Your Broker or Other Nominee. If your shares are registered in the name of a broker or other nominee, you should instruct your broker or other nominee to tender the shares on your behalf. Your broker or other nominee will execute a Letter of Transmittal on your behalf. See "Section
2. Procedure for Tendering Shares" for a more detailed discussion of the procedure for tendering shares.

         Holders of Preferred Stock. If you hold shares of the Company's Series C Convertible Preferred Stock, you may tender the shares of common stock which are issuable upon conversion of the preferred stock on an "as converted" basis without first converting your preferred stock. To tender your shares, you should contact the Company directly at the address indicated on the cover page of this offer, to the attention of Courtney Griesser, Phone: (802) 985-1309. You should not deliver your shares to the depositary.

         Holders of Stock Options. If you hold stock options issued under the Company's Incentive Stock Option Plan, you may tender the shares of common stock which are issuable upon exercise of your options on an "as exercised" basis. To tender your shares, you should contact the Company directly at the address indicated on the cover page of this offer, to the attention of Courtney Griesser, Phone: (802) 985-1309. You should not deliver your options to the depositary.

What should I do if my stock certificates have been lost, stolen, destroyed or mutilated?

         If your stock certificates have been lost, stolen, destroyed or mutilated, you should contact Continental Stock Transfer & Trust Company immediately to obtain instructions for replacing them and check the appropriate box in the Letter of Transmittal.

In what order will tendered shares be purchased? Will tendered shares be prorated?

         If more shares are tendered than we have offered to purchase, we will purchase shares in the following order of priority:

         First, we will purchase shares from all holders of "odd lots" of less than 100 shares who properly tender all of their shares.

         Second, after purchasing all odd lots, we will purchase shares on a pro rata basis from all other shareholders who properly tender shares until we have acquired the number of shares that we have offered to purchase. Consequently, all of the shares that you tender in the offer may not be purchased. See "Section 1. Number of Shares; Proration" for a more detailed discussion of proration.

Until what time can I withdraw previously tendered shares?

         You can withdraw shares previously tendered until 5:00 P.M., Eastern Time on September 27, 2002. If the offer is extended beyond that time, you may withdraw your tendered shares at any time until the expiration of the offer.

         In addition, if we have not yet accepted your shares for payment, you may withdraw shares you previously tendered after the expiration of 40 business days from the commencement of the offer. See "Section 3. Withdrawal Rights" for a more detailed discussion of withdrawal rights.

How do I withdraw previously tendered shares?

         You must send a notice containing your name, the number of shares tendered, the number of shares you wish to withdraw and the name of the registered holder to the depositary, Continental Stock Transfer & Trust Company, and the depositary must receive the notice before the time to withdraw shares has expired.

         If you delivered or otherwise identified the certificates to the depositary, Continental Stock Transfer & Trust Company, you will need to provide the serial numbers on those certificates and your signature on your withdrawal notice must be guaranteed by an eligible institution, which means a bank, broker, dealer or other firm or entity that is a member in good standing of an approved signature guarantee medallion program.

         If your shares were to be tendered by book-entry transfer, the notice must identify the relevant account number. See "Section 3. Withdrawal Rights" for a more detailed discussion of withdrawal procedures.

Will the Company remain a public company after this transaction?

         Yes. Following this transaction, we will remain subject to the reporting requirements of Securities Exchange Act of 1934 and our shares will continue to be listed on the NASDAQ Small Cap Market.

If I decide not to tender, how will the offer affect my shares?

         You will increase your percentage ownership interest in the Company. You will increase your percentage interest in our future earnings. See "Section
7. Purpose of the Offer; Certain Effects of the Offer" for a more detailed discussion of the effects of the offer.

Do Company insiders or affiliates have any material interest in the transaction?

         The Company has been advised that some of our directors intend to tender their shares in connection with the offer, and that none of our officers intend to tender their shares. We do not presently know the intentions of affiliates of the Company who are not directors or officers. See

"Section 10. Interest of Directors and Officers; Transactions and Arrangements Concerning Shares" for a more detailed discussion of the interests of insiders or affiliates in the transaction.

         The percentage of shares owned by executive officers and by the non-tendering directors of the Company will increase after the offer has been completed. See "Section 7. Purpose of the Offer; Certain Effects of the Offer" for a more detailed discussion of the effects of the offer.

Does the Company recommend that I tender in the offer?

         The Board of Directors has approved the offer, but is not making any recommendation whether shareholders should tender.

How will I be paid for my shares?

         Checks for all accepted tenders will be issued by the depositary. See "Section 4. Acceptance For Payment of Shares and Payment of Purchase Price" for additional information on payment for shares.

Will I have to pay taxes if I sell my shares?

         Generally, shareholders will recognize a gain or loss on the tendered shares equal to the difference between the consideration received and the shareholder's basis. See "Section 13. Federal Income Tax Consequences" for additional federal income tax consequences of this offer to Purchase.

Who can I talk to if I have questions about the tender offer?

         Questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Information Agent, D.F. King & Co., Inc., 77 Water Street, New York, NY 10005. You may call toll free at (800) 431-9642 or collect at (212) 269-5550. Copies of such materials will be furnished promptly at the Company's expense. Questions regarding the procedures for tendering your shares can be directed to Continental Stock Transfer & Trust Company, the depositary for this offer, at the address and telephone number set forth in the Letter of Transmittal. Questions concerning our convertible preferred stock or outstanding stock options should be directed to the Company. Shareholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the offer.

         The date of this Offer to Purchase is August 21, 2002.

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                                TABLE OF CONTENTS

Section                                                                  Page
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OFFER TO PURCHASE..............................................................2
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IMPORTANT PROCEDURES...........................................................2
--------------------
SUMMARY........................................................................3
-------
FORWARD-LOOKING STATEMENTS....................................................10
--------------------------
SECTION 1.  NUMBER OF SHARES; PRORATION.......................................10
---------------------------------------
SECTION 2.  PROCEDURE FOR TENDERING SHARES....................................12
------------------------------------------
SECTION 3.  WITHDRAWAL RIGHTS.................................................16
-----------------------------
SECTION 4.  ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE....17
--------------------------------------------------------------------------
SECTION 5.  CONDITIONS OF THE OFFER...........................................18
-----------------------------------
SECTION 6.  PRICE RANGE OF SHARES.............................................20
---------------------------------
SECTION 7.  PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER................21
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SECTION 8.  SOURCE AND AMOUNT OF FUNDS........................................22
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SECTION 9.  INFORMATION CONCERNING THE VERMONT TEDDY BEAR CO..................25
-------------------------------------------------------------
SECTION 10.  INTEREST OF DIRECTORS AND OFFICERS; TRANSACTIONS AND
----------------------------------------------------------------
ARRANGEMENTS CONCERNING SHARES................................................25
------------------------------
SECTION 11.  SELECTED FINANCIAL INFORMATION...................................30
-------------------------------------------
SECTION 12.  LEGAL MATTERS; REGULATORY APPROVALS..............................32
------------------------------------------------
SECTION 13.  FEDERAL INCOME TAX CONSEQUENCES..................................32
--------------------------------------------
SECTION 14.  EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS..............36
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SECTION 15.  SOLICITATION FEES AND EXPENSES...................................37
-------------------------------------------
SECTION 16.  WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION......................39
--------------------------------------------------------
SECTION 17.  MISCELLANEOUS....................................................39
--------------------------


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                           FORWARD-LOOKING STATEMENTS

         This Offer to Purchase contains statements that are not historical facts and constitute projections, forecasts or forward-looking statements. When we use words like "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "should" or similar expressions, or when we discuss our strategy or plans, we are making projections, forecasts or forward-looking statements. These statements are not guarantees of performance. They involve risks, uncertainties and assumptions that could cause our future results and shareholder value to differ materially from those expressed in these statements. Many of the factors that will determine these results and value are beyond our ability to control or predict. These statements are necessarily based upon various assumptions involving judgments with respect to the future. These risks and uncertainties include, among others:

o supply and demand for products and services sold by the Company and its subsidiaries;

o national, regional and local economic, competitive and regulatory conditions and developments;

o        competitive pricing pressures;

o fluctuation in commercial finance rates and availability of commercial financing;

o        the timing and success of business development efforts; and

o other uncertainties, all of which are difficult to predict and many of which are beyond our control.

SECTION 1.  NUMBER OF SHARES; PRORATION

         Number of Shares; Price; Expiration Date. Upon the terms and subject to the conditions described herein and in the Letter of Transmittal, we will purchase up to 3,000,000 shares of our common stock that are validly tendered on or prior to the expiration date of the offer, and not properly withdrawn in accordance with Section 3, at a price of $3.50. The offer will expire on the later of 5:00 p.m., Eastern Time, on September 27, 2002, or the latest time and date to which the offer is extended pursuant to Section 14 (the "expiration date"). The proration period also expires on the expiration date.

         Right to Purchase Additional Shares, Extend, Amend or Terminate Offer. We reserve the right, in our discretion, to purchase more than 3,000,000 shares pursuant to the offer. See "Section 14. Extension of Tender Period; Termination; Amendments" for additional information. In accordance with applicable regulations of the Securities and Exchange Commission (the "SEC"), we may purchase an additional number of shares not to exceed 2% of the outstanding shares without amending or extending the offer. On August 16, 2002, there were 6,844,001 shares issued and outstanding, 1,463,439 shares reserved for issuance upon exercise of outstanding stock options, 193,111 shares reserved for issuance upon exercise of outstanding warrants, and 657,087 shares reserved for issuance on conversion of preferred stock. As explained in Section 14, we have the right to extend the period of time the offer is open, terminate the offer, or amend the offer. If (i) we increase or decrease the price to be paid for the shares, increase the number of shares being sought by more than 2% of the outstanding shares, or decrease the number of shares being sought; and (ii) the offer is scheduled to expire earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14, the offer will be extended until that tenth business day.

         THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 5.

         Prompt Return of Shares Not Purchased. All shares not purchased pursuant to this offer, including shares not purchased because of proration, will be returned to the tendering shareholders at our expense as promptly as practicable following the expiration date.

         Priority and Proration. Upon the terms and subject to the conditions of this offer, if 3,000,000 (or such greater number of shares as we may elect to purchase) or fewer shares have been validly tendered and not withdrawn on or prior to the expiration date, we will purchase all the shares. Upon the terms and subject to the conditions of this offer, if more than 3,000,000 shares (or such greater number of shares as we may elect to purchase) have been validly tendered and not withdrawn on or prior to the expiration date, we will purchase shares in the following order of priority:

         (i) first, we will purchase all shares of Common Stock validly tendered and not withdrawn on or prior to the expiration date by or on behalf of any shareholder who owned beneficially as of August 21, 2002, and continued to own beneficially as of the expiration date an aggregate of fewer than 100 shares and who tendered all of such shares (partial tenders will not qualify for this preference) and completed the box captioned "Odd Lot" in the Letter of Transmittal;

         (ii) thereafter, we will purchase all remaining shares properly tendered (including shares which have been validly tendered on an "as converted" basis by holders of our convertible preferred stock and on an "as exercised" basis by holders of options) on a pro rata basis until we have acquired 3,000,000 shares (or such greater number of shares as we may elect to purchase).

         If proration of tendered shares is required, we do not expect that we will be able to commence payment for any shares purchased pursuant to this offer until approximately seven business days after the expiration date. We will advise you of the results of the proration at the time that payment for your shares is sent to the depositary, Continental Stock Transfer & Trust Company, or your shares that were not purchased are returned to you.

         Extension of Offer Period. We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the offer is open by giving oral or written notice of such extension to the depositary and making a public announcement thereof or mailing a written notice of extension to you. See Section 14. We have no present intent to exercise our right to extend the offer.

         Business Day. For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

         Dissemination of Offer. Copies of this Offer to Purchase and the related Letter of Transmittal are being mailed to record holders of shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

SECTION 2.  PROCEDURE FOR TENDERING SHARES

         Shares Registered In Your Own Name. To tender shares registered in your own name, you must send -- on or prior to the expiration date -- the following documents to Continental Stock Transfer & Trust Company, the depositary for this offer, at the address specified on page 1 of the "Letter of Transmittal" enclosed with this offer:

                1.       The stock certificate(s) for the shares being tendered;
                2.       A completed and signed Letter of Transmittal; and
                3. A completed and signed "Substitute W-9" (part of the Letter of Transmittal), or W-8 for non-U.S. citizen shareholders.

         Your signature on the Letter of Transmittal may need to be guaranteed by an eligible guarantor institution if you completed either of the boxes entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal (in which case payment and delivery will not be made to the registered holder) or your signature on the Letter of Transmittal is not exactly as the name of the registered holder(s) appears on the certificate(s) for the shares being tendered. For further information regarding signature guarantees, please see the instructions under the "Guarantee Of Signatures" paragraph below and in Instruction 1 to the Letter of Transmittal.

         Shares Registered in Name of Broker or Nominee. To tender shares registered in the name of a broker or other nominee, you should instruct your broker or other nominee to tender the shares on your behalf. The shares must be tendered on or prior to the expiration date. Your broker or other nominee will execute a Letter of Transmittal on your behalf and will send the certificate(s) evidencing the shares to Continental Stock Transfer & Trust Company or effect delivery to Continental Stock Transfer & Trust Company pursuant to the procedures for delivery of shares by book-entry transfer described below under "Delivery of Shares by Book-Entry Transfer."

         Holders of Preferred Stock. If you hold shares of the Company's Series C Convertible Preferred Stock, you may tender the shares of common stock which are issuable upon conversion of the preferred stock on an "as converted" basis without first converting your preferred stock. To tender your shares, you should contact the Company directly for instructions at the address indicated on the cover page of this offer to the attention of Courtney Greisser, whose phone number is (802)-985-1309. You should not deliver your shares to the depositary.

         Holders of Stock Options. If you hold stock options issued under the Company's Incentive Stock Option Plan, you may tender the shares of common which are issuable upon exercise of your options on an "as exercised" basis, without first exercising your stock options. To tender your shares, you should contact the Company directly for instructions at the address indicated on the cover page of this offer to the attention of Courtney Greisser, whose phone number is
(802)-985-1309. You should not deliver your shares to the depositary.

         Lost, Stolen, Destroyed or Mutilated Certificates. If your stock certificates have been lost, stolen, destroyed or mutilated, you should contact Continental Stock Transfer & Trust Company immediately to obtain instructions for replacing them and check the appropriate box in the Letter of Transmittal. Your tender with respect to lost, stolen, destroyed or mutilated certificates will not be valid until you have complied with these procedures and the required documentation has been received by Continental Stock Transfer & Trust Company.

         Guarantee of Signatures. Except as specified forth below under "Signature Guarantee Not Required," all signatures on a Letter of Transmittal must be guaranteed by a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., or by a commercial bank, a trust company, a savings bank, a savings and loan association or a credit union which has membership in an approved signature guarantee medallion program, each of the foregoing being referred to as an "eligible institution."

         Signature Guarantee Not Required. Signatures on a Letter of Transmittal do not need to be guaranteed if (a) the Letter of Transmittal is signed by the registered holder of the shares and the holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) the shares are tendered for the account of an eligible institution. See Instructions 1 and 5 to the Letter of Transmittal. (For purposes of this section, a "registered holder of the shares" includes a participant in the book-entry transfer facility whose name appears on a security position listing as the holder of the shares being tendered).

         Delivery of Shares by Book-Entry Transfer. Continental Stock Transfer & Trust Company will establish an account with respect to the shares at The Depositary Trust Company, which is a book-entry transfer facility, for purposes of the offer within two business days after the date of this offer, and any financial institution that is a participant in the system of the book-entry transfer facility may make delivery of shares by causing the book-entry transfer facility to transfer such shares into the account of the depositary, Continental Stock Transfer & Trust Company, in accordance with the procedures of the book-entry transfer facility. Although delivery of shares may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal or a manually signed copy thereof, or an agent's message, as defined below, together with any required signature guarantees and any other required documents, must be transmitted to and received by the depositary, Continental Stock Transfer & Trust Company, at its address set forth in the Letter of Transmittal on or prior to the expiration date.

         Delivery of required documents to the book-entry transfer facility in accordance with its procedures does not constitute delivery to the depositary, Continental Stock Transfer & Trust Company, and will not constitute a valid tender.

         The term "agent's message" used above means a message transmitted by the book-entry transfer facility to, and received by, the depositary and forming a part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares, that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce the terms and conditions of the Letter of Transmittal.

         Procedure for Tendering Shares Undeliverable Prior to Expiration Date. If a shareholder desires to tender shares pursuant to the offer and the shareholder's share certificates are not immediately available or cannot be delivered to Continental Stock Transfer & Trust Company prior to the expiration date (or the procedure for book-entry transfer cannot be completed on a timely basis) or if time will not permit all required documents to reach Continental Stock Transfer & Trust Company prior to the expiration date, the shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

         (a) the tender is made by or through an eligible institution (as defined above on Page 13);

         (b) Continental Stock Transfer & Trust Company receives by hand, mail, overnight courier, or facsimile transmission, on or prior to the expiration date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this offer, including (where required) a signature guarantee by an eligible institution in the form set forth in such Notice of Guaranteed Delivery; and

         (c) the certificates for all tendered shares, in proper form for transfer (or confirmation of book-entry transfer of the shares into the depositary's account at the book-entry transfer facility), together with a properly completed and duly executed Letter of

                  Transmittal (or a manually signed facsimile) and any required signature guarantees or other documents required by the Letter of Transmittal, are received by the depositary within three business days after the date of receipt by the depositary of the Notice of Guaranteed Delivery.

         THE METHOD OF DELIVERY OF SHARES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases sufficient time should be allowed to assure timely delivery.

         Federal Income Tax Backup Withholding. To prevent United States federal income tax backup withholding equal to 30% of the gross payments made pursuant to the offer, each tendering shareholder must provide the depositary with the shareholder's correct taxpayer identification number and certain other information by properly completing the substitute Form W-9 included as part of the Letter of Transmittal. Foreign shareholders, as defined in Section 13, must submit a properly completed Form W-8BEN, which may be obtained from the depositary. For a discussion of certain federal income tax consequences to tendering shareholders, see Section 13. Each shareholder is urged to consult with his, her or its own tax advisor regarding his, her or its qualification for exemption from backup withholding and the procedure for obtaining any applicable exemption.

         Warranty of Compliance with Rule 14e-4. It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for a person to tender shares for his or her own account unless the person so tendering (i) has a net long position equal to or greater than the amount tendered in either common stock or other securities immediately convertible into or exercisable or exchangeable for common stock and will acquire such common stock for tender by conversion, exercise or exchange of such other securities and (ii) will cause such shares to be delivered in accordance with the terms of the offer. Rule 14e-4 provides a similar restriction applicable to the tender on behalf of another person. The tender of shares pursuant to any one of the procedures described above will constitute the tendering shareholder's representation and warranty that (i) the shareholder has a net long position in the shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, and (ii) the tender of such shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the offer.

         Proper Form of Documentation. All questions as to the form of documents, the number of shares to be accepted and the validity, eligibility, including time of receipt, and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders of shares that we determine are not in proper form or the acceptance for payment of, or payment for, shares that may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of any particular shares, except any defect or irregularity that may, in the opinion of our counsel be unlawful. None of the representatives of the Company, the depositary or any other person is or will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

         Proper Delivery to Depositary. Certificates for shares together with a properly completed Letter of Transmittal or, in the case of a book-entry transfer, an agent's message, and any other documents required by the Letter of Transmittal, must be delivered to Continental Stock Transfer & Trust Company and not to us. Any such documents delivered to us will not be forwarded to Continental Stock Transfer & Trust Company and therefore will not be deemed to be properly tendered.

SECTION 3.  WITHDRAWAL RIGHTS

         Withdrawal of Tendered Shares. Tenders of shares made pursuant to the offer may be withdrawn at any time prior to the expiration date. Thereafter, tenders are irrevocable, except that they may be withdrawn after the expiration of 40 business days from the commencement of the offer, unless previously accepted for payment by us as provided in this Offer to Purchase. If we extend the period of time during which the offer is open, are delayed in purchasing shares or are unable to purchase shares pursuant to the offer for any reason, then, without prejudice to our rights under the offer, the depositary may, on behalf of us, retain all shares tendered, and the shares may not be withdrawn except as otherwise provided in this Section 3, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the tender offer.

         Withdrawal of Shares Held in Physical Form. Tenders of shares made pursuant to the offer may not be withdrawn after the expiration date, except that they may be withdrawn after the expiration of 40 business days from the commencement of the offer, unless accepted for payment by us as provided in this offer. For a withdrawal to be effective prior to that time, a shareholder of shares held in physical form must provide a written, telegraphic or facsimile transmission notice of withdrawal to the depositary at its address set forth in the Letter of Transmittal before the expiration date, which notice must contain:
(A) the name of the person who tendered the shares; (B) a description of the shares to be withdrawn; (C) the certificate numbers shown on the particular certificates evidencing the shares; (D) the signature of the shareholder executed in the same manner as the original signature on the Letter of Transmittal, including any signature guarantee, if such original signature was guaranteed; and (E) if the shares are held by a new beneficial owner, evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the shares. A purported notice of withdrawal which lacks any of the required information will not be an effective withdrawal of a tender previously made.

         Withdrawal of Shares Held with the Book-Entry Transfer Facility. Tenders of shares made pursuant to the offer may not be withdrawn after the expiration date, except that they may be withdrawn after the expiration of 40 business days from the commencement of the offer, unless accepted for payment by us as provided in this offer. For a withdrawal to be effective prior to that time, a shareholder of shares held with the book-entry transfer facility must (i) call his or her broker and instruct the broker to withdraw the tender of shares by debiting the depositary's account at the book-entry transfer facility for all shares to be withdrawn; and (ii) instruct the broker to provide a written, telegraphic or facsimile transmission notice of withdrawal to the depositary on or before the expiration date. The notice of withdrawal shall contain (A) the name of the person who tendered the shares; (B) a description of the shares to be withdrawn; and (C) if the shares are held by a new beneficial owner, evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the shares. A purported notice of withdrawal which lacks any of the required information will not be an effective withdrawal of a tender previously made.

         Rescission of Withdrawals Not Permitted. Any permitted withdrawals of tenders of shares may not be rescinded, and any shares so withdrawn will thereafter be deemed not validly tendered for purposes of the offer; provided, however, that withdrawn shares may be re-tendered prior to the expiration date by following the procedures for tendering.

         Form and Validity of Withdrawals. All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. None of the Company, the depositary or any other person is or will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

SECTION 4.  ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE

         Prompt Acceptance and Payment. Upon the terms and subject to the conditions of the offer and as promptly as practicable after the expiration date, we will, subject to the proration provisions of the offer, accept for payment and pay the purchase price for shares validly tendered and not withdrawn. Thereafter, payment for all shares validly tendered on or prior to the expiration date and accepted for payment pursuant to the offer will be made by the depositary by check as promptly as practicable. In all cases, payment for shares accepted for payment pursuant to the offer will be made only after timely receipt by the depositary of certificates for such shares, or of a timely confirmation of a book-entry transfer of such shares into the depositary's account at the book-entry transfer facility, a properly completed and duly executed Letter of Transmittal or a manually signed copy thereof, with any required signature guarantees, or in the case of a book-entry delivery an agent's message, and any other required documents.

         Deemed Acceptance. For purposes of the offer, we shall be deemed to have accepted for payment, and thereby purchased, subject to proration, shares that are validly tendered and not withdrawn, if and when we give oral our written notice to the depositary of our acceptance for payment of the shares. In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the expiration date.

However, if proration is necessary, we do not expect to be able to commence payment for the shares purchased as a result of such proration until approximately seven business days after the expiration date. We will pay the cash price for shares that we have purchased pursuant to the offer by depositing the aggregate purchase price therefor with the depositary. The depositary will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to tendering shareholders. Under no circumstances will interest be paid on amounts to be paid to tendering shareholders, regardless of any delay in making such payment.

         Return of Certificates Not Purchased. Certificates for all shares not purchased, including shares not purchased because of proration, will be returned, or, in the case of shares tendered by book-entry transfer, the shares will be credited to an account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, as promptly as practicable following the expiration date without expense to the tendering shareholder.

         Possible Payment Delay. Payment for shares may be delayed in the event of difficulty in determining the number of shares properly tendered or if proration is required. See Section 1. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the offer. See Section 5.

         Required Federal Income Tax Withholding. Any tendering shareholder or other payee who fails to complete fully and sign the substitute Form W-9 included in the Letter of Transmittal, or, in the case of a foreign individual, a Form W-8, may be subject to required federal income tax withholding of 30% of the gross proceeds paid to such shareholder or other payee pursuant to the offer. See Section 2.

SECTION 5.  CONDITIONS OF THE OFFER

         Change of Circumstances. Notwithstanding any other provision of the offer, we will not be required to accept for payment or pay for any shares tendered, and we may terminate or amend and may postpone, subject to the requirements of the Exchange Act for prompt payment for or return of shares tendered, the acceptance for payment of shares tendered, if at any time after September 27, 2002 and at or before the time when we have accepted for payment all shares validly tendered, any of the following shall have occurred:

         (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal that (i) challenges the acquisition of shares pursuant to the offer or otherwise in any manner relates to or affects the offer or (ii) in our reasonable judgment, could materially and adversely affect the business, condition, financial or other, income, operations or prospects of the Company and our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of our subsidiaries or materially impair the offer's contemplated benefits to us;

         (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or the Company or any of our subsidiaries, by any legislative body, court, authority, agency or tribunal which, in our sole judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit consummation of the offer, (ii) delay or restrict our ability or render us unable to accept for payment or pay for some or all of the shares, (iii) materially impair the contemplated benefits of the offer to the Company or (iv) materially affect the business, condition, financial or other, income, operations or prospects of the Company and our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of our subsidiaries;

         (c) it shall have been publicly disclosed or we shall have learned that (i) any person or "group," within the meaning of Section 13(d)(3) of the Exchange Act, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, other than as disclosed in a Schedule 13D or 13G on file with the SEC on the date of this Offer to Purchase or
                  (ii) any person or group that on or prior to the date of this Offer to Purchase had filed a Schedule 13D or 13G with the SEC thereafter shall have acquired or shall propose to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of additional shares representing 2% or more of the outstanding shares;

         (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) any significant decline in the market price of the shares or in the general level of market prices of equity securities in the United States or abroad, (iii) any change in the general political, market, economic or financial condition in the United States or abroad that could have a material adverse effect on our business, condition, financial or otherwise, income, operations, prospects or ability to obtain financing generally or the trading in the shares, (iv) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event which, in our reasonable judgment, might affect the extension of credit by lending institutions in the United States, (v) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, or (vi) in the case of any of the foregoing existing at the time of the commencement of the offer, in our reasonable judgment, a material acceleration or worsening thereof;

         (e) a tender or exchange offer with respect to some or all of the shares, other than the offer, or a merger, acquisition or other business combination proposal for the Company, shall have been proposed, announced or made by another person or group, within the meaning of Section 13(d) (3) of the Exchange Act;

         (f) there shall have occurred any event or events that has resulted, or may in our reasonable judgment result, directly or indirectly, in an actual or threatened change in the business, condition, financial or other, income, operations, stock ownership or prospects of the Company and our subsidiaries; or

         (g) we shall not have procured the financing for the purchase described in Section 8 and shall not have procured alternative financing on the same or similar terms;

and, in our reasonable judgment, such event or events make it undesirable or inadvisable to proceed with the offer or with such acceptance for payment.

         No Waiver. The foregoing conditions are for the reasonable benefit of the Company and may be asserted by us regardless of the circumstances, including any action or inaction by us, giving rise to any of these conditions, and any such condition may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of the right and each of these rights shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by us concerning the events described above will be final and binding on all parties.

         Additional Conditions Related to Public Trading of Non-Tendered Shares. Acceptance of shares validly tendered in the offer is subject to the conditions that, as of the expiration date, and after giving proforma effect to the acceptance of shares validly tendered, the Company would in its good faith reasonable judgment: (1) continue to have at least 300 shareholders of record, determined as provided in Exchange Act Rule 12g5-1; (2) continue to be quoted on the Nasdaq Small Cap Market, and (3) the Company's purchase of shares would not otherwise constitute a "going private" transaction for purposes of Rule 13e-3 of the Securities and Exchange Commission. This condition may not be waived.

         Expiration Date. The Exchange Act requires that all conditions to the offer must be satisfied or waived before the expiration date.

SECTION 6.  PRICE RANGE OF SHARES

         Our Common Stock is traded on the Nasdaq Small Cap Market under the symbol BEAR. As of August 16, 2002, we had outstanding 6,844,001 shares of Common Stock, $.05 par value. The following table sets forth the high and low sales prices for shares of our Common Stock during the past two years. Our fiscal year end is June 30.

-------------------------------------------------------------------------------
Quarter Ended              High           Low                 Average Daily
                                                              Trading Volume
----------------------------------------- -------------------------------------
June 30, 2002              $3.76          $3.20                  4,299
----------------------------------------- -------------------------------------
March 31, 2002             $3.95          $3.10                  6,281
----------------------------------------- -------------------------------------
December 31, 2001          $3.60          $2.62                  3,260
----------------------------------------- -------------------------------------
September 30, 2001         $3.97          $2.50                  7,348
----------------------------------------- -------------------------------------
June 30, 2001              $4.00          $3.50                  4,556
----------------------------------------- -------------------------------------
March 31, 2001             $4.13          $2.63                 14,637
----------------------------------------- -------------------------------------
December 31, 2000          $4.66          $3.66                 21,025
----------------------------------------- -------------------------------------
September 30, 2000         $3.88          $2.88                  9,273
----------------------------------------- -------------------------------------
June 30, 2000              $3.75          $2.56                 11,059
----------------------------------------- -------------------------------------

         On August 16, 2002, the closing price of the shares on the Nasdaq Small Cap Market was $2.30 per share. We urge you to obtain current market quotations for the shares.

SECTION 7.  PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

         Purpose of the Offer. We are making the offer for two reasons. First, we want to offer our shareholders the opportunity to sell some or all of their shares on a basis that is more favorable than probably could be achieved in the public market. As indicated in Section 6 above, the number of shares we are offering to purchase is approximately six hundred ninety-eight (698) times the average daily trading volume of our shares traded on the Nasdaq Small Cap Market during the three months ended June 30, 2002, and the price we are offering to pay represents a premium of fifty-two percent (52)% to the closing price on August 16, 2002. We do not believe that the public market could absorb nearly the quantity of shares that we are offering to purchase. Even if buyers could be found for such a large number of shares, the prevailing market prices would, in all likelihood, decline significantly. We believe that the offer allows our shareholders to achieve liquidity that would not otherwise be available. It also allows them to effect a sale of their shares without incurring the usual commission and other transaction costs associated with open-market sales.

         Second, we believe that the offer represents a good investment opportunity for the Company and its continuing shareholders. If the Company had repurchased 3,000,000 shares for the price we are offering as of June 30, 2001, and had financed this purchase on the terms contemplated by the loan commitments we have received for the offer, our pro forma earnings per share for the fiscal year ended June 30, 2001 would have been $.42 per share, as compared to the $.29 per share actually reported for that year. Management does not believe that a similar increase in earnings per share could be achieved by spending the estimated $10,750,000 aggregate of purchase price and transaction costs in the offer for acquisitions or other expansion measures. Accordingly, we believe that the offer represents the best use of the Company's available cash and borrowing capacity to increase earnings per share and overall value for our continuing shareholders.

         Each shareholder must make his, her or its own decision as to the value of the shares and relative benefits, in light of his, her or its own financial position and investment objectives, of tendering in the offer or retaining the shares for the possibility of increased value in the future. The Board of Directors has approved this offer but makes no recommendation as to whether any shareholder should tender his, her or its shares. Directors, officers and employees of the Company who own shares may participate in the offer on the same basis as our other shareholders. We have been advised that some of the directors of the Company intend to tender shares pursuant to the offer, but none of our officers intend to tender. We do not presently know the intentions of affiliates of the Company who are not directors or officers.

         Effect of the Offer. Shareholders who do not tender their shares pursuant to the offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or a proration pursuant to Section 1 of the Offer to Purchase will continue to be owners of the Company with the attendant risks and rewards associated with owning the equity securities of the Company. Shareholders who determine not to accept the offer will realize a proportionate increase in their relative equity interest in the Company and, thus, in the Company's earnings and assets, subject to any risks resulting from our purchase of shares and our ability to issue additional equity securities in the future. In addition, to the extent the purchase of shares pursuant to the offer results in a reduction of the number of shareholders of record, our costs for services to shareholders may be reduced.

         If fewer than 3,000,000 shares are purchased pursuant to the offer, we may repurchase the remainder of the shares on the open market, in privately negotiated transactions or otherwise. In the future, we may determine to purchase additional shares on the open market, in privately negotiated transactions, through one or more tender offers or otherwise. Any purchases may be on the same terms as, or on terms which are more or less favorable to shareholders than, the terms of the offer. However, Rule 13e-4 under the Exchange Act prohibits us and our affiliates from purchasing any shares, other than pursuant to the offer, until at least ten business days after the expiration date. Any future purchases of shares by the Company would depend on many factors, including the market price of the shares, our business and financial position, and general economic and market conditions.

         Shares we acquire pursuant to the offer will be restored to the status of authorized and unissued shares and will be available for us to issue without further shareholder action, except as required by applicable law, for purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in our business and the satisfaction of obligations under existing or future employee benefit plans. We have no current plans for reissuance of the shares repurchased pursuant to the offer.

SECTION 8.  SOURCE AND AMOUNT OF FUNDS

         Assuming that the Company purchases 3,000,000 shares pursuant to the offer at a purchase price of $3.50 per share, net to the sellers in cash, the Company expects the maximum aggregate cost, including all fees and expenses applicable to the offer, to be approximately $10,750,000. The Company anticipates that its cash on hand plus the proceeds of loans from Banknorth N.A. (the "Bank"), described below, will be sufficient to pay those costs.

         The Company has obtained a commitment (the "Commitment") from the Bank to finance performance of the Company's payment obligations under the offer. The Bank has agreed to provide two loan facilities: a term loan in an amount of up to $3,000,000 which may be used for the repurchase of the Company's capital stock ("Term Loan") and a revolving line of credit in an amount up to $4,000,000 for working capital needs ("Revolving Line of Credit"). The terms and conditions of the Commitment are described below.

         Term Loan. The Term Loan in an amount up to $3,000,000 shall be paid by monthly payments of principal and interest over a term of five years. Before the closing on the Term Loan, the Company will have the option to select one of three interest rate options, as follows: (i) (A) a variable rate equal to either the Bank's prime rate (adjusted daily) or (B) LIBOR (for 30, 60, 90 day interest periods) plus 2.20% (except that no more than three LIBOR based borrowings would be allowed at any one time) or (ii) a variable rate equal to the Bank's prime rate minus 0.5% or (iii) a fixed rate per annum to be determined at the closing of the loan equal to the 2.5 year term Federal Home Loan Bank rate plus 2.0%. If a variable rate option is selected, we may at any time convert to a fixed rate based upon the available Federal Home Loan Bank rate with a term most closely approximating one-half the remaining term of the loan, plus 2.0% The Term Loan will be subject to a prepayment fee during the first two years of the loan in the event the Company prepays the loan as a result of refinancing with another lender or a sale of the Company. The Term Loan will also be subject to a prepayment fee during the term of the loan if a fixed rate is chosen and prepayment is made or the LIBOR option is selected and prepayment is made before the expiration of the applicable LIBOR interest period. In addition, the Company will be required to make prepayments each year in an amount equal to 25% of the Company's excess cash flow for the year for which the prepayment is calculated, until certain loan to value ratios are met by the Company. The Term Loan is subject to an origination fee of 0.25% of the principal amount.

         Revolving Line of Credit. The Revolving Line of Credit in the amount of $4,000,000 shall be repaid on its second anniversary, at which time all principal outstanding plus accrued and unpaid interest shall be due. During the term of the Revolving Line of Credit, the Company shall make monthly payments of interest on the outstanding principal balance. The interest rate will be variable. Before the closing on the Revolving Line of Credit, the Company will have the option to select one of two variable interest rate options, as follows:
(i) (A) the Bank's prime rate (adjusted daily) or (B) LIBOR (for 30, 60, 90 day interest periods) plus 2.20% (except that no more than three LIBOR based borrowings will be allowed at any one time) or (ii) the Bank's prime rate minus 0.5% The Revolving Line of Credit will be subject to prepayment fees similar to those applicable to the Term Loan. The Revolving Line of Credit is also subject to an origination fee of 0.25% of the principal amount.

         Other Terms and Conditions. The Term Loan and the Revolving Line of Credit are to be secured by all assets of the Company. Under the Commitment, the Company would be required to adhere to the following financial covenants:

         Minimum Fixed Charge Coverage: Measured quarterly on a trailing four-quarter basis, the Company would be required to realize a minimum Fixed Charge Coverage Ratio level equal to or greater than the following: for all fiscal quarters through June 30, 2004, 1.15 to 1; for the fiscal quarter ending September 30, 2004 and for each fiscal quarter thereafter, 1.75:1. The term "Fixed Charge Coverage" would be defined to mean EBITDA minus taxes minus un-financed capital expenditures minus dividends all divided by the sum of interest expense plus principal payments on all long-term debt and capital leases. "EBITDA" would be defined to mean, with respect to any fiscal period, the consolidated net earnings (or loss), minus extraordinary gains, plus interest expense, income taxes, and depreciation and amortization, for such period, and less any investment income and so called "other income" all determined in accordance with generally accepted accounting principles, consistently applied.

         Maximum Total Funded Debt to EBITDA: The ratio of Total Funded Debt to EBITDA, measured quarterly, could not exceed the following ratio levels: for all fiscal quarters through June 30, 2003, 2.6 to 1; for all fiscal quarter commencing September 30, 2003 through June 30, 2004, 2.0 to 1; for all fiscal quarters beginning September 30, 2004 and ending June 30, 2005, 1.5 to 1; and for the fiscal quarter ending September 30, 2005 and for all fiscal quarters thereafter, 1.0 to 1.

         Minimum Tangible Net Worth: The Company would be required to maintain a minimum tangible net worth of not less than $3,000,000 at all times. Beginning with the fiscal year period ending June 30, 2003, that minimum amount would be increased by 50% of net income on an annual basis but would not be reduced by net losses (if any).

         Maximum Capital Expenditures: The Company would not be permitted to make any capital expenditures in excess of $1,750,000 in the aggregate in any year.

         In addition to these covenants, the loan agreements would contain prohibitions against assuming liabilities or obligations of others, restrictions of dividend payments, limitations on the purchase or sale of equipment and fixed assets, limitations on compensation of officers, limitations on selling assets, restrictions concerning acquisitions, consolidations, mergers, investments or similar transactions, and restrictions on changes in the Company's organizational structure or its management. The Company would also be required to obtain a life insurance policy on its Chief Executive Officer in the amount of $3,500,000 and to comply with other covenants typical for a transaction of this nature.

         Conditions Precedent to the Financing. The Bank's obligation to close on the financing described in the Commitment is subject to the condition that there be no material adverse change in the financial condition or business operations of the Company or its landlord, URSA, or in any of the assets of the Company or URSA, or in government regulation or monetary policy. If there is any material adverse change in the Company's business operations, assets or prospects for performance before the closing on the financing, the Bank may terminate the Commitment.

         Risk Factors. If we are unable to close the financing transaction with the Bank, then we will attempt to procure alternative financing for the purchase of the shares. There can be no assurance that we will be able to find alternative financing on acceptable terms or at all. We intend to repay the loan from the Bank through cash flow from operations.

SECTION 9. INFORMATION CONCERNING THE VERMONT TEDDY BEAR CO.

         For information concerning the Company, we urge you to review the Company's Form 10-KSB for the fiscal year ended June 30, 2001 filed with the Securities and Exchange Commission ("SEC") on September 28, 2001, and the Company's Form 10-Q for the period ended March 31, 2002, filed with the SEC on May 15, 2002. These reports are available for inspection and copying at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or 233 Broadway, New York, New York 10279 or CitiCorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Copies can also be obtained at a prescribed rate from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or free of charge at the Web site maintained by the SEC at http://www.sec.gov.

SECTION 10. INTEREST OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES; PARTICIPATION IN OFFER BY PREFERRED SHAREHOLDERS AND HOLDERS OF VESTED STOCK OPTIONS

         Shares Beneficially Owned by Directors and Officers. As of August 16, 2002, the Company had 6,844,001 shares of common stock issued and outstanding, and had reserved 1,463,439 shares for issuance upon exercise of outstanding stock options, 193,111 shares for issuance upon exercise of outstanding warrants, and 657,087 shares for issuance upon conversion of outstanding shares of preferred stock. The 3,000,000 shares that we are offering to purchase represent approximately 32.8% of the outstanding shares on a fully diluted basis. As of August 16, 2002, our directors and executive officers as a group beneficially owned an aggregate of 1,713,175 shares (including 689,895 shares issuable upon exercise of options granted under our stock option plans) and owned 69 shares of Series C Convertible Preferred Stock convertible into 657,087 shares of common stock, representing approximately 25.9% of the outstanding common shares on a fully diluted basis. Directors, officers and employees of the Company who own shares may participate in the offer on the same basis as our other shareholders. We have been advised that while none of our officers intend to tender shares, the following directors intend to tender the number of shares indicated below pursuant to the offer:

         -----------------------------------------------------------------------
         Name of Director                     Number of Shares
         -----------------------------------------------------------------------
         Robert Hamilton                      23,000
         -----------------------------------------------------------------------
         Barbara Johnson                      13,416
         -----------------------------------------------------------------------
         Fred Marks                           50,000
         -----------------------------------------------------------------------
         Spencer Putnam                       30,000
         -----------------------------------------------------------------------
         Thomas Shepherd/William Woo          525,000/1/
         -----------------------------------------------------------------------

----------
/1/ This figure represents the number of common shares issuable upon conversion of the 55.13 shares of Series C convertible preferred stock held by investors represented by TSG Equity Partners, LLC, of which Mr. Shepherd is chairman and Mr. Woo is managing director.

         The following table sets forth as of August 16, 2002, the beneficial ownership of shares of all classes of the Company's capital stock for persons who are executive officers or directors of the Company:

         Name and Address of                                Number of       Percentage of Class
           Beneficial Owner             Title of Class    Shares Owned         Outstanding
           ----------------             --------------    ------------         -----------
Jason Bacon                                 Common         62,669 /2/              0.9
 2970 Lime Kiln Road
 New Haven, VT 05472
Maxine Brandenburg                          Common                                  -
 131 Northshore Drive                                      -      /3/
 Burlington, VT 05401
Robert Hamilton                             Common                                  -
 7205 West Lake Street                                     -      /4/
 Addison, VT 05491
Barbara Johnson                             Common                                  -
 97 Valley Road                                            -      /5/
 Larchmont, NY 10538
Fred Marks                                  Common         535,500/6/              7.8
 2531 N. Placita de La Lantana
 Tucson, AZ 85749-9182
Spencer C. Putnam                           Common         126,500/7/              1.8
 575 Morgan Horsefarm Road
 Weybridge, VT 05753
Elisabeth B. Robert                         Common         298,460/8/              4.4
 c/o The Vermont Teddy Bear Co., Inc.
 6655 Shelburne Road, P.O. Box 965
 Shelburne, VT 05482

----------
/2/ This figure includes 500 shares held of record by Mr. Bacon's wife, as to which beneficial ownership is disclaimed. This figure does not include options granted under the Company's Non-Employee Director Stock Option Plan to Mr. Bacon to purchase 41,000 shares of the Company's Common Stock, which have fully vested.

/3/ This figure does not include options granted under the Company's Non-Employee Director Stock Option Plan to Ms. Brandenburg to purchase 11,167 shares of the Company's Common Stock, which have fully vested.

/4/ This figure does not include options granted under the Company's Non-Employee Director Stock Option Plan to Mr. Hamilton to purchase 23,000 shares of the Company's Common Stock, which have fully vested.

/5/ This figure does not include options granted under the Company's Non-Employee Director Stock Option Plan to Ms. Johnson to purchase 26,883 shares of the Company's Common Stock, which have fully vested.

/6/ This figure includes 500 shares held of record by Mr. Mark's wife, as to which beneficial ownership is disclaimed. This figure does not include options granted under the Company's Incentive Stock Option Plan to Mr. Marks to purchase 3,000 shares of the Company's Common Stock which have fully vested.

/7/ This figure includes 40,000 shares held of record by Mr. Putnam's children. This figure also includes 4,500 shares held of record by Mr. Putnam's wife, as to which beneficial ownership is disclaimed. This figure does not include options granted under the Company's Incentive Stock Option Plan to Mr. Putnam to purchase 67,332 shares of the Company's Common which have fully vested.

/8/ This figure includes 2,000 shares held of record by Ms. Robert's minor children. This figure does not include options granted under the Company's Incentive Stock Option Plan to Ms. Robert to purchase 411,250 shares of the Company's Common Stock, which have fully vested.

Thomas R. Shepherd                          Preferred C           69/9/,/10/       100.0
 c/o TSG Equity Partners, LLC
 636 Great Road
 Stow, MA 01775

William Woo                                 Preferred C       60.489/9/             87.7
 c/o TSG Equity Partners, LLC
 636 Great Road
 Stow, MA 01775

Mark Sleeper                                Common               100/11/              -
15 Booth Woods
Vergennes, VT  05491

Irene Steiner                               Common                51/12/
240 Shelburne Road
Burlington, VT  05401

                                              Common       1,023,280                15.0
Directors and Officers as a Group           Preferred C           69               100.0

The following table presents information, as of August 16, 2002, about all classes of the Company's stock owned by those persons known by the Company to own beneficially five percent or more of the shares of any voting class of the Company's stock outstanding, other than the directors and officers listed in the prior table:

----------
/9/ Mr. Shepherd's beneficial ownership consists of (i) 7.131 shares of Series C Preferred, convertible into 67,908 shares of Common Stock and (ii) 1.38 shares of Series C Preferred, convertible into 13,142 shares of Common Stock directly and beneficially owned by Mr. T. Nathanael Shepherd for which TSG Equity Partners, LLC has the authority to vote.

/10/ Mr. Shepherd and Mr. Woo's beneficial ownership consists of (i) .149 shares of Series C Preferred, convertible into 1,419 shares of Common Stock directly and beneficially owned by TSG Equity Partners, LLC, of which Mr. Shepherd is the Chairman and Mr. Woo is Managing Director; (ii) 14.341 shares of Series C Preferred, convertible into 136,569 shares of Common Stock, and warrants to purchase 103,058 shares of Common Stock beneficially owned by The Shepherd Venture Fund I, of which TSG Equity Partners, LLC is its sole general partner; (iii) 46 shares of Series C Preferred, convertible into 438,058 shares of Common Stock beneficially owned collectively by the Investors for which TSG Equity Partners, LLC has been appointed as irrevocable proxy; Mr. Shepherd, as Chairman and Mr. Woo as Managing Director of TSG Equity Partners, LLC, have the right to vote all of the shares in clauses (i) through (iii) in connection with any matter requiring a vote of the stockholders of the Company. Mr. Shepherd and Mr. Woo disclaim beneficial ownership of the shares held by the Investors (as defined in footnote 13 below).

/11/ This figure includes 100 shares owned by Mr. Sleeper's wife, as to which beneficial ownership is disclaimed. It does not include options granted under the Company's Incentive Stock Option Plan to Mr. Sleeper to purchase 12,875 shares of the Company's Common Stock, of which 10,375 shares have vested.

/12/ This figure includes 51 shares owned by Ms. Steiner's husband, as to which beneficial ownership is disclaimed. It does not include options to purchase 93,438 shares granted under the Company's Incentive Stock Option Plan, of which 13,438 shares have vested.

                                                                     Number of      Percentage of
          Name and Address                                            Shares            Class
         Of Beneficial Owner               Title of Class            Owned/12/       Outstanding
         -------------------               --------------            ---------       -----------
Malcolm Candlish                              Preferred C               3.45              5.0
 465 Wall's Way
 Osprey, FL  34229

Edwin Kozlowski                               Preferred C               4.60              6.7
 6960 Greensward Road
 New Albany, OH  43054

David Lucas                                   Preferred C              8.625             12.5
 Bonita Bay Executive Center
 3451 Bonita Bay Boulevard, Suite 202
 Bonita Springs, FL  34132

Joan Martin                                     Common             1,840,975             26.8
 34 Woodbury Hill
 Woodbury, CT  06798

Ronald Rossetti                               Preferred C               4.60              6.7
 120 Oaks Plantation
 St. Helena, SC  29920

T. Nathanael Shepherd                         Preferred C              61.87/13/         89.7
 c/o TSG Equity Partners, LLC
 636 Great Road
 Stow, MA 01775

William Watts                                 Preferred C               3.45              5.0
 BW Consulting
 510 Hegnenway
 Sewickley, PA  15143
------------------------------------------------

         Directors and Officers Intending to Tender. As described above, we have been informed that six (6) directors of the Company intend to tender approximately 641,416 shares in the offer, which includes 525,000 common shares issuable upon conversion of 55.13 shares of Series C Convertible Preferred Stock.

----------
/12/ Each of the listed holders of Series C Preferred listed here (the
     "Investors") has appointed The Shepherd Group LLC as his, her, or its irrevocable proxy to act for and vote on behalf of him, her, or it with respect to the Series C Preferred Stock and Warrants in connection with any matter requiring a vote of the stockholders of the Company. Mr. T. Nathanael Shepherd and Mr. Thomas R. Shepherd are considered to be the beneficial owners of the Series C Stock held by the Investors, although they disclaim beneficial ownership

/13/ Mr. Shepherd's beneficial ownership consists of (i) 1.38 shares of Series C
     Preferred, convertible into 13,142 shares of Common Stock directly and beneficially owned by Mr. Shepherd; (ii) .149 shares of Series C Preferred, convertible into 1,419 shares of Common Stock, directly and beneficially owned by TSG Equity Partners, LLC, of which Mr. Shepherd is the President;
     (iii) 14.341 shares of Series C Preferred, convertible into 136,569 shares of Common Stock beneficially owned by The Shepherd Venture Fund I, of which TSG Equity Partners, LLC is its sole general partner; and (iv) 46 shares of Series C Preferred, convertible into 438,058 shares of Common Stock by other Investors in the Company's Series C Preferred (the "Investors") for which TSG Equity Partners, LLC has been appointed as irrevocable proxy. Mr. Shepherd, as President of TSG Equity Partners, LLC, has the right to vote all of the shares in clauses (ii) through (iv) in connection with any matter requiring a vote of the stockholders of the Company. Mr. Shepherd disclaims beneficial ownership of the shares held by the Investors.

         Transactions by Directors and Officers During Past 60 Days. Based on our records and information provided to us by our directors and officers, during the past 60 days there have not been any transactions in the Company's securities by the Company or by any of the Company's officers and directors.

         Arrangements by Directors and Officers Concerning Shares. Except as described in this offer and except for outstanding options to purchase shares granted from to time to time over recent years to certain directors and employees, including executive officers of the Company pursuant to our Incentive Stock Option Plan and our Non-Employee Directors' Stock Option Plan, and except as set forth below and otherwise described herein, neither the Company nor, to the best of our knowledge, any of our affiliates, directors or executive officers, or any of the directors or executive officers of any of its affiliates, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to any securities of the Company including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

         The Company has issued two warrants to URSA (VT) QRS 12-30, Inc. ("URSA") to purchase a total of 193,111 shares of the common stock in connection with the Company's sale-leaseback transaction and consent to a prior equity financing by the Company. In consideration of certain rent concessions to be made by URSA in connection with the refinancing of its mortgage on our property, we have agreed to extend the expiration date on the URSA warrants to the date which is seven years after the date of the closing of that financing.

         No Plans or Proposal of Directors and Officers. Except as disclosed in this offer, the Company, its directors and executive officers have no current plans or proposals which relate to or would result in:


o an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

o a purchase, sale or transfer of a material amount of assets of the Company or any of our subsidiaries;

o any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

o any change in the present board of directors or management of the Company;

o any other material change in the Company's corporate structure or business;

o a class of equity security of the Company ceasing to be authorized for quotation on an automated quotation system operated by a national securities association;

o a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

o        the suspension of the Company's obligation to file reports pursuant to
         Section 15(d) of the Exchange Act;

o the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; or

o any change in our certificate of incorporation or bylaws or any actions which may impede the acquisition of control of the Company by any person.

         Recommended Consultation with Tax Advisor. Each holder of Preferred Stock and each holder of Options should consult his, her or its own tax advisor as to the particular United States federal income tax consequences to the holder of tendering Preferred Stock or Options on an "as converted" or "as exercised" basis and the applicability and effect of any state, local or foreign tax laws and recent changes in applicable tax laws. The tax discussion in Section 13 is included for general information only for the holders of Common Stock and may not apply to Preferred Stock or Options or shares of Common Stock acquired in connection with the exercise of Options or pursuant to other compensation arrangements with the Company.

SECTION 11.  SELECTED FINANCIAL INFORMATION

         Financial Statement Information. The Company files annual, quarterly and special reports and other information with the SEC. The Company filed a statement relating to this tender offer on Schedule TO with the SEC. The Schedule TO and such reports and other information contain additional information about the Company. For information on how to retrieve these filings, please see Section 9.

         Each person to whom a copy of this Offer to Purchase has been delivered may obtain, upon request, a copy of any or all of the documents that we have filed with the SEC, other than the exhibits to such documents. You may request these documents by writing or telephoning the information agent for the offer at the following address or phone number: D.F. King & Co., Inc., 77 Water Street, New York, NY 10005, telephone (212) 269-5550 (call collect) or toll free (800) 431-9642. The information relating to the Company contained in this Offer to Purchase does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference.

         If you would like to request documents from the Information Agent, please do so by September 25, 2002 to receive them before the expiration of the offer.

         Ratio of Earnings to Fixed Charges and Book Value Per Share.

         The selected data presented below are derived from audited consolidated financial statements as of and for the years ended June 30, 2001 and 2000. The selected data as of and for the nine months ended March 31, 2002 and 2001 are derived from the unaudited consolidated financial statements of the Company. In the opinion of management, such unaudited data reflect all adjustments, consisting only of normally recurring adjustments, necessary to fairly present the Company's financial position and results of operations for the periods presented.


--------------------------------------------------------------------------------------
                                                                  Unaudited
                                                              Nine Months Ended
                                                                  March 31
--------------------------------------------------------------------------------------
                                                         2002               2001
--------------------------------------------------------------------------------------
Consolidated Statements of Income Data
--------------------------------------------------------------------------------------
Revenues                                             27,836,123          27,094,197
--------------------------------------------------------------------------------------
Income before Income Taxes                            2,897,450           3,266,601
--------------------------------------------------------------------------------------
Net Income to Common Shareholders                     1,746,310           1,893,408
--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------
Ratio of Earnings to Fixed Charges                       4.79               5.68
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
Basic Income Per Shares                                  .26                 .28
--------------------------------------------------------------------------------------
Diluted Income Per Share                                 .21                 .22
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

Basic Weighted Average Shares
Outstanding                                           6,836,738           6,771,199
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

Diluted Weighted Average Shares
Outstanding                                           8,283,211           8,668,658
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
Consolidated Balance Sheet Data
--------------------------------------------------------------------------------------
Working Capital                                       12,057,975          9,745,312
--------------------------------------------------------------------------------------
Total Assets                                          27,166,085         26,463,156
--------------------------------------------------------------------------------------
Stockholders' Equity                                  15,395,462         13,796,672
--------------------------------------------------------------------------------------
Book Value Per Share                                     2.05               1.82
--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------
                                                             Audited Years Ended
                                                                   June 30
--------------------------------------------------------------------------------------
                                                         2001              2000
--------------------------------------------------------------------------------------
Consolidated Statements of Income Data
--------------------------------------------------------------------------------------
Revenues                                              37,255,267        33,332,473
--------------------------------------------------------------------------------------
Income before Income Taxes                            4,205,333          3,965,175
--------------------------------------------------------------------------------------
Net Income to Common Shareholders                     2,431,903          3,677,683
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
Ratio of Earnings to Fixed Charges                       5.51              7.02
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
Basic Income Per Shares                                  .36                .57
--------------------------------------------------------------------------------------
Diluted Income Per Share                                 .29                .45
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
Basic Weighted Average Shares
Outstanding                                           6,786,121          6,415,825
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
Diluted Weighted Average Shares
Outstanding                                           8,667,192          8,395,463
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
Consolidated Balance Sheet Data
--------------------------------------------------------------------------------------
Working Capital                                       10,947,544         8,602,820
--------------------------------------------------------------------------------------
Total Assets                                          24,961,786        22,347,845
--------------------------------------------------------------------------------------
Stockholders' Equity                                  14,353,729        11,752,794
--------------------------------------------------------------------------------------
Book Value Per Share                                     1.90              1.53
--------------------------------------------------------------------------------------


SECTION 12.  LEGAL MATTERS; REGULATORY APPROVALS

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of shares as contemplated herein or of any approval or other action by, or any filing with, any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of shares by the Company as contemplated herein. Should any approval or other action be required, we presently contemplate that the approval or other action will be sought. We are unable to predict whether we may determine that we are required to delay the acceptance for payment of, or payment for, shares tendered pursuant to this offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained, or would be obtained without substantial conditions, or that the failure to obtain any approval or other action might not result in adverse consequences to the Company's business. Our obligations under the offer to accept for payment, and pay for, shares is subject to the conditions specified in "Section 5. Conditions of the Offer."

SECTION 13.  FEDERAL INCOME TAX CONSEQUENCES

         General. The following is a discussion of the material United States federal income tax consequences to shareholders with respect to a sale of shares pursuant to the offer. The discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings and judicial decisions, all in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect, by subsequent legislative, judicial or administrative action. The discussion does not address all aspects of United States federal income taxation that may be relevant to a particular shareholder in light of the shareholder's particular circumstances or to certain types of holders subject to special treatment under the United States federal income tax laws, such as certain financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, employee benefit plans or shareholders holding the shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes. In addition, the discussion below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to particular shareholders. The discussion assumes that the shares are held as "capital assets" within the meaning of Section 1221 of the Internal revenue Code. We have neither requested nor obtained a written opinion of counsel or a ruling from the IRS with respect to the tax matters discussed below.

         Recommended Consultation with Own Tax Advisor. Each shareholder should consult his, her or its own tax advisor as to the particular United States federal income tax consequences to that shareholder of tendering shares pursuant to the offer and the applicability and effect of any state, local or foreign tax laws and recent changes in applicable tax laws.

         Characterization of the Surrender of Shares Pursuant to the Offer. The surrender of shares by a shareholder to the Company pursuant to the offer will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. The United States federal income tax consequences to a shareholder may vary depending upon the shareholder's particular facts and circumstances. Under section 302 of the Internal Revenue Code, the surrender of shares by a shareholder to the Company pursuant to the offer will be treated as a "sale or exchange" of shares for United States federal income tax purposes, rather than as a distribution by the Company with respect to the shares held by the tendering shareholder, if the distribution received by the shareholder upon surrender (i) is "substantially disproportionate" with respect to the shareholder, (ii) results in a "complete redemption" of the shareholder's interest in the Company, or (iii) is "not essentially equivalent to a dividend" with respect to the shareholder, each as described below.

         If any of the above three tests is satisfied, and the surrender of the shares is therefore treated as a "sale or exchange" of shares for United States federal income tax purposes, the tendering shareholder will recognize gain or loss equal to the difference between the amount of the distribution received by the shareholder and the shareholder's tax basis in the shares surrendered pursuant to the offer. Any gain or loss will be capital gain or loss, and will be long term capital gain or loss if the shares have been held for more than one year.

         If none of the above three tests is satisfied, the tendering shareholder will be treated as having received a distribution by the Company with respect to the shareholder's shares in an amount equal to the distribution received by the shareholder pursuant to the offer. The distribution will be treated as a dividend taxable as ordinary income to the extent of the Company's current or accumulated earnings and profits for tax purposes. The amount of the distribution in excess of the Company's current or accumulated earnings and profits will be treated as a return of the shareholder's tax basis in the shares, and then as gain from the sale or exchange of the shares. If a shareholder is treated as having received a distribution by the Company with respect to his or her shares, the shareholder's tax basis in his or her remaining shares will generally be adjusted to take into account the shareholder's return of basis in the shares tendered.

         Constructive Ownership. In determining whether any of the three tests under Section 302 of the Internal Revenue Code is satisfied, shareholders must take into account not only the shares that are actually owned by the shareholder, but also shares that are constructively owned by the shareholder within the meaning of Section 318 of the Internal Revenue Code. Under Section 318 of the Code, a shareholder may constructively own shares actually owned, and in some cases constructively owned, by certain related individuals or entities and shares that the shareholder has the right to acquire by exercise of an option or by conversion.

         Effect of Proration. Contemporaneous dispositions or acquisitions of shares by a shareholder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under Section 302 of the Internal Revenue Code has been satisfied. Each shareholder should be aware that because proration may occur in the offer, even if all the shares actually and constructively owned by a shareholder are tendered pursuant to the offer, fewer than all of these shares may be purchased by the Company. Thus, proration may affect whether the surrender by a shareholder pursuant to the offer will meet any of the three tests under Section 302 of the Code.

         Section 302 Tests. The receipt of cash by a shareholder will be "substantially disproportionate" if the percentage of the outstanding shares in the Company actually and constructively owned by the shareholder immediately following the surrender of shares pursuant to the offer is less than 80% of the percentage of the outstanding shares actually and constructively owned by the shareholder immediately before the sale of shares pursuant to the offer. Shareholders should consult their tax advisors with respect to the application of the "substantially disproportionate" test to their particular situation.

         The receipt of cash by a shareholder will be a "complete redemption" if either (i) the shareholder owns no shares in the Company either actually or constructively immediately after the shares are surrendered pursuant to the offer, or (ii) the shareholder actually owns no shares in the Company immediately after the surrender of shares pursuant to the offer and, with respect to shares constructively owned by the shareholder immediately after the offer, the shareholder is eligible to waive, and effectively waives, constructive ownership of all such shares under procedures described in Section 302(c) of the Internal Revenue Code. A director, officer or employee of the Company is not eligible to waive constructive ownership under the procedures described in Section 302(c) of the Internal Revenue Code.

         Even if the receipt of cash by a shareholder fails to satisfy the "substantially disproportionate" test or the "complete redemption" test, a shareholder may nevertheless satisfy the "not essentially equivalent to a dividend" test if the shareholder's surrender of shares pursuant to the offer results in a "meaningful reduction" in the shareholder's interest in the Company. Whether


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

the receipt of cash by a shareholder will be "not essentially equivalent to a dividend" will depend upon the individual shareholder's facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a "meaningful reduction." Shareholders expecting to rely upon the "not essentially equivalent to a dividend" test should consult their own tax advisors as to its application in their particular situation.

         Corporate Shareholder Dividend Treatment. If a sale of shares by a shareholder that is itself a corporation is treated as a dividend, the corporate shareholder may be entitled to claim a deduction equal to 70% of the dividend under Section 243 of the Internal Revenue Code, subject to applicable limitations. Corporate shareholders should, however, consider the effect of
Section 246(c) of the Internal Revenue Code, which disallows the 70% dividends-received deduction with respect to stock that is held for 45 days or less. For this purpose, the length of time a taxpayer is deemed to have held stock may be reduced by periods during which the taxpayer's risk of loss with respect to the stock is diminished by reason of the existence of certain options or other transactions. Moreover, under Section 246A of the Internal Revenue Code, if a corporate shareholder has incurred indebtedness directly attributable to an investment in shares, the 70% dividends-received deduction may be reduced.

         In addition, amounts received by a corporate shareholder pursuant to the offer that are treated as a dividend may constitute an" extraordinary dividend" under Section 1059 of the Internal Revenue Code. The "extraordinary dividend" rules of the Internal Revenue Code are highly complicated. Accordingly, any corporate shareholder that might have a dividend as a result of the sale of shares pursuant to the offer should review the "extraordinary dividend" rules to determine the applicability and impact of such rules to it.

         Additional Tax Considerations. The distinction between long-term capital gains and ordinary income is relevant because, in general, individuals currently are subject to taxation at a reduced rate on their "net capital gain," which is the excess of net long-term capital gains over net short-term capital losses, for the year. Tax rates on long-term capital gain for individual shareholders vary depending on the shareholders' income and holding period for the shares. In particular, reduced tax rates, currently 20 percent or less, apply to gains recognized by an individual from the sale of capital assets held for more than one year.

         Shareholders are urged to consult their own tax advisors regarding any possible impact on their obligation to make estimated tax payments as a result of the recognition of any capital gain, or the receipt of any ordinary income, caused by the surrender of any shares to the Company pursuant to the offer.

         Foreign Shareholders. The Company will withhold United States federal income tax at a rate of 30% from gross proceeds paid pursuant to the offer to a foreign shareholder or his agent, unless we determine that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business by the foreign shareholder within the United States. For this purpose, a foreign shareholder is any shareholder that is not (i) a citizen or resident of the United States, (ii) a domestic corporation or domestic partnership, (iii) an estate the income of which from sources without the United States is effectively connected with the conduct of a trade or business within the United States, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Without definite knowledge to the contrary, we will determine whether a shareholder is a foreign shareholder by reference to the shareholder's address. A foreign shareholder may be eligible to file for a refund of the tax or a portion of the tax if the shareholder (i) meets the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described above, (ii) is entitled to a reduced rate of withholding pursuant to a treaty and the Company withheld at a higher rate, or (iii) is otherwise able to establish that no tax or a reduced amount of tax was due. In order to claim an exemption from withholding on the ground that gross proceeds paid pursuant to the offer are effectively connected with the conduct of a trade or business by a foreign shareholder within the United states or that the foreign shareholder is entitled to the benefits of a tax treaty, the foreign shareholder must deliver to the depositary, or other person who is otherwise required to withhold United States tax, a properly executed statement claiming such exemption or benefits. These statements may be obtained from the depositary. Foreign shareholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedures.

         Backup Withholding. See Section 4 with respect to the application of the United States federal income tax backup withholding.

         Consult Your Tax Advisor. The tax discussion set forth above is included for general information only and may not apply to shares acquired in connection with the exercise of stock options or pursuant to other compensation arrangements with the Company. The tax consequences of a sale pursuant to the offer may vary depending upon, among other things, the particular circumstances of the tendering shareholder. No information is provided herein as to the state, local or foreign tax consequences of the transaction contemplated by the offer. Shareholders are urged to consult their own tax advisors to determine the particular federal, state, local and foreign tax consequences to them of tendering shares pursuant to the offer and the effect of the stock ownership attribution rules described above.

SECTION 14.  EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS

         Right to Extend, Amend or Terminate Offer. We expressly reserve the right, in our sole discretion and at anytime or from time to time, to extend the period of time during which the offer is open by giving oral or written notice of the extension to the depositary and making a public announcement thereof or by mailing written notice to each shareholder. However, we have no current intent to extend the offer. During any extension, all shares previously tendered will remain subject to the offer, except to the extent that shares may be withdrawn as set forth in

Section 3. We also expressly reserve the right, in our sole discretion, (i) to terminate the offer and not accept for payment any shares not previously accepted for payment or, subject to Rule 13e-4(f)(5) under the Exchange Act which requires us either to pay the consideration offered or to return the shares tendered promptly after the termination or withdrawal of the offer, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 5 hereof, by giving oral or written notice of such termination to the depositary and making a public announcement thereof and (ii) at any time, or from time to time, to amend the offer in any respect. Amendments to the offer may be effected by public announcement or by a subsequent mailing to the shareholders. The Company shall have no obligation, except as otherwise required by applicable law, to publish, advertise or otherwise communicate any extension, termination or amendment, other than by making a public announcement or a subsequent mailing to all shareholders. Material changes to information previously provided to holders of the shares in this offer or in documents furnished subsequent thereto will be disseminated to holders of shares in compliance with Rule 13e-4(e)(3) promulgated by the SEC under the exchange Act.

         Material Changes to Offer. If the Company materially changes the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rule13e-4 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or change in percentage of securities sought, depends on the facts and circumstances, including the relative materiality of the change or information. In a published release, the SEC has stated that in its view, an offer should remain open for a minimum of five business days from the date that notice of a material change is first published, sent or given. Under Rule 13e-4(f)(1) of the Exchange Act, the offer will continue or be extended for at least ten business days from the time the Company publishes, sends or gives to holders of shares a notice that we will (a) increase or decrease the price we will pay for shares or (b) increase, except for an increase not exceeding 2% of the outstanding shares, or decrease the number of shares we seek.

SECTION 15.  SOLICITATION FEES AND EXPENSES

         The Company has retained Continental Stock Transfer & Trust Company as depositary in connection with the offer. The depositary will receive reasonable and customary compensation for its services and also will be reimbursed for certain out-of-pocket expenses. The Company has agreed to indemnify the depositary against certain liabilities, including certain liabilities under the federal securities laws, in connection with the offer. The depositary has not been retained to make solicitations or recommendations in connection with the offer.

The Company has retained D.F. King & Co., Inc. as information agent in connection with the offer. The information agent will receive reasonable and customary compensation for its services and also will be reimbursed for certain out-of-pocket expenses. The Company has agreed to indemnify the information agent against certain liabilities including liabilities under the federal securities laws, in connection with the offer. The information agent has not been retained to make solicitations or recommendations in connection with the offer. The information agent may contact shareholders by mail, telephone, facsimile, or other electronic means and may request brokers, dealers, and other nominee shareholders to forward materials and information concerning the offer to the beneficial owners.

         We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the offer. The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the offer to their customers.

SECTION 16.  WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

         Additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be obtained from the information agent, D.F. King & Co., Inc., at 77 Water Street, New York, NY 10005, Tel. (212) 269-5550 (collect) or (800) 431-9642 (toll free) and will be furnished at the Company's expense. Any questions concerning tender procedures may be directed to the depositary at the address and telephone number set forth in the Letter of Transmittal or their local broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer.

         The Company has also filed an Issuer Tender Offer Statement on Schedule TO with the SEC, which includes certain additional information relating to the offer. Such statement and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Such information may also be accessed electronically by means of the SEC's web page on the Internet (http://www.sec.gov).

SECTION 17.  MISCELLANEOUS

         The offer is being made to all holders of shares. The Company is not aware of any state where the making of the offer is prohibited by administrative or judicial action pursuant to a valid state statute. If we become aware of any valid state statute prohibiting the making of the offer, we will make a good faith effort to comply with the statute. If, after such good faith effort, we cannot comply with the statute, the offer will not be made to, nor will tenders be accepted from or on behalf of, holders of shares in that state.

         No person has been authorized to make any recommendation on behalf of the Company as to whether shareholders should tender shares pursuant to the offer. No person has been authorized to give any information or to make any representations in connection with the offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If given or made, the recommendation and the other information and representations must not be relied upon as having been authorized by the Company.

August 21, 2002                             THE VERMONT TEDDY BEAR CO., INC.


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